Exhibit 99.3

Conference Call Transcript

Q3 2003 Newhall Land Earnings Conference Call

October 22, 2003 11:00 p.m. ET

CORPORATE PARTICIPANTS

Gary Cusumano

Newhall Land - President and CEO

Don Kimball

Newhall Land - Vice President and CFO

CONFERENCE CALL PARTICIPANTS

Allan Greenberg

CIBC

Shelley Weinstein

Oppenheimer

PRESENTATION

Operator

Good morning and welcome, ladies and gentlemen, to the Newhall Land third quarter earnings release.  At this time I would like to inform you that this conference is being recorded and that all participants are in a listen only mode.  At the request of the company, we will open up the conference for questions and answers following the presentation.  I will now turn the conference over to Marlee Loffer [sp]

Marlee Loffer

Good morning, everyone, and thank you for joining us to discuss Newhall Land’s third quarter results.  With us today are Gary Cusumano, President and Chief Executive Officer; and Don Kimball, Vice President and Chief Financial Officer.  If you have not yet received a copy of our press release, you may download it from our web site at newhall.com or you can call our office at 661-255-4064 and we will fax one out to you right away.

In a moment we will be providing you with a discussion of some of the factors we currently anticipate may influence our results going forward.  Before doing so, I want to emphasize that our discussion is based on projections and that any projection involves judgment and that individual judgments may vary.  The projections on which our comments today are based and the factors that we currently identify as influencing those projections

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represent only the views of certain members of management.  Moreover, those projections are made on limited information available to us now, which is subject to change.  It should be clearly understood that the internal projections on which we base our guidance today and our perception of the factors influencing those projections are likely to change.  And we will not inform you when they do.  Our company policy is to provide public guidance only during the public conference calls.  We do not update that guidance until the next scheduled call.  Actual results may differ substantially from what we say today and no one should assume later in the quarter that the comments we provide today are still valid.  We speak only as of today, October 22nd.  Further information about risk factors can be found in our most recent filings with the SEC, including the risk factor section in our most recent 10K.  I would also like to add that any redistribution, any retransmission or rebroadcast of this call in any form without the express written consent of Newhall Land is prohibited.  With all that said, I will now turn the meeting over to Gary Cusumano.  Gary?

Gary Cusumano - Newhall Land - President and CEO

Thank you, Marlee, and good morning, everybody and welcome to our third quarter conference call.  Our efforts in the third quarter were focused really in two areas.  First, we continue to concentrate on our core business of entitling land and preparing it for sale.  Second, we are busy attending to the details of our announced plan of merger with the Lennar LNR venture.  In today’s call I will discuss our financial results of the third quarter and the major contributors to those results.  I’ll also briefly comment on the status of Newhall Ranch and our outlook for the remainder of 2003.  In addition, I will conclude with an update of our announced merger.  Don Kimball will discuss a new accounting rule that has impacted our third quarter results.  Then Don and I will answer any questions you may have.

First, let me summarize our financial results.  In the third quarter the company had revenues of 39.5 million compared to 58.2 million reported for the third quarter of 2002.  Net income in the third quarter was 2.8 million, or 12 cents per unit compared to 6.7 million, or 27 cents per unit in 2002.  Major contributors to third quarter results were the sale of 10 custom home sites on the Westridge Golf Course Community, 12 acres of commercial and industrial land which included a high margin 7.8 acre apartment site, operations from the company’s income producing portfolio and continued recognition of revenues and income under percentage of completion accounting for residential land sales closed in previous periods.  Combined, these activities contributed 31.2 million to revenues and 15.3 million to net income during the third quarter.

In addition, the company adopted a new accounting rule which resulted in a non-cash charge to income of 4.1 million in the third quarter, which Don will address in just a few minutes.

In comparison, the major contributors in the third quarter of 2002 were the sales of 217 residential lots in the Westridge Community which contributed 34.5 million to revenues and 13 million to net income.

Now, let me bring you up to date on the status of Newhall Ranch.  As previously reported on May 27th, the Los Angeles Board of Supervisors approved the General Plan Amendment and Final Environmental Impact Report relating to the Newhall Ranch specific plan.  This approval was an important milestone in the entitlement process for the project in that it allowed us to go back to the judge in Kern County for a determination as to whether or not the final documents met the requirements set out in the Order that returned the project to the Los Angeles County Board of Supervisors.  A hearing before the judge in Kern County took place on October 14th.  Prior to the hearing, Ventura County withdrew from the lawsuit, explaining that their issues had been adequately resolved.  The Judge listened to arguments by the company and the remaining opposition and will issue his decision within 90 days from October 14th.  In the meantime, we continue to work on developing subdivision maps in several different villages and have started to process permit applications and environmental documents.  Initial development is expected to begin in 2006.

I’d like to now comment on our outlook.  On October 17, 2003 the company reached a definitive settlement agreement with the defendants in an oil and gas lawsuit, which was initiated by the company in early 2001.  In addition to addressing the level of restoration and remediation, timing of performance and financial security to assure completion, the company received a cash payment of 8.875 million on October 17th for partial reimbursement of its expenses incurred in pursuing the lawsuit.  As a result of the cash payment received under the terms of the Settlement Agreement and projected results of the balance of the year, the company expects net income for 2003 to range from $1.35 to $1.45 per unit.  This is an increase over the previously reported range of $1.15 to $1.25.

The new estimate reflects the forecasted sale of about 793 residential lots with an estimated combined sales price of approximately 67 million.  At the end of the third quarter, 783 lots had closed to escrow.  We expect to sell up to 56 acres of commercial and industrial land this year with a combined sales price of 44 million.  At the end of the third quarter, the company had closed approximately 30 acres of commercial and industrial land.   Our income portfolio is expected to generate approximately 20 to 21 million in net operating income and 8 million in net income after deductions for administrative expenses and depreciation.

Now as for the status of our proposed plan of merger with the Lennar and LNR venture, here’s the latest information. We signed the agreement on July 21, 2003.  Due diligence was successfully completed on September 4th and a $25 million deposit was placed in escrow by the Lennar and LNR venture under the terms of the agreement.  The Hart-Scott-Rodino Act waiting period has expired.  The transaction remains subject to approval of Newhall Land’s unit holders, approval by the California Public Utilities  Commission on the change and control of the company’s wholly-owned subsidiary, Valencia Water Company, and customary closing conditions.  As for the approval of our unit holders, on or about September 25, 2003, a proxy statement regarding the proposed transaction was mailed to unit holders of record as of September 22, 2003.  A special meeting of unit holders will be held on November 6th at 10:30 a.m. at the Crown Plaza Hotel near Los Angles International Airport.  At the meeting, unit holders will be asked to vote on a proposal to approve the principal terms of the agreement.

Now as for the approval by the California Public Utilities Commission, the application for change of control for Valencia Water was filed on August 18th.  On October 3rd, the Administrative Law Judge and the assigned Commissioner issued a ruling retaining the determination that hearings are not necessary.  Parties may file and serve Briefs, proposed conditions not later than very early November. The reason I don’t have an exact date on that is because that date is being resolved as we speak.  But we expect the final filings on the briefs due sometime very early November.  The subsequent schedule and action, of course, is subject to the Administrative Law Judge’s discretion.  While we expect the transaction will close by the middle of 2004, I can assure you we are working very diligently to expedite this process.  However, I must say that the action by the California Public Utilities Commission remains subject to the Commission’s discretion.  With that, I’ll turn it over to Don to talk just very briefly on this accounting change and then we’ll open it up for questions.

Don Kimball - Newhall Land - Vice President and CFO

Good morning, everyone.  Statement of  Financial Accounting Standards number 150 addresses accounting issues for minority interests in limited life partnerships included in the company’s consolidated financial statements. Under this new accounting standard which just became effective for the third quarter of 2003, we were required to record the minority interest held by Valencia Town Center’s limited partner at its estimated fair value at September 30th.  Under the previous accounting rules, such minority interests were reflected at historical cost, which for Valencia Town Center’s limited partner was zero.  This resulted in the company recording a $4.1 million, or 17 cent per unit, non-cash charge to income in the current third quarter.  As you can see, our financial statements for the period, discharge is reflected as a cumulate effect of a change in accounting principle just before net income. And for future periods, any change in the estimated fair value of the limited partner’s interest also will flow through the income statement.  It’s worth emphasizing that this $4.1 million charge is a non-cash entry that will likely only be realized in the event the mall is ever sold, and at which time the company would realize a significant cash inflow and gain from the sale.  Also, we have reviewed other partnerships and joint ventures with the company and there’s no such impact under this statement number 150.

Gary Cusumano - Newhall Land - President and CEO

OK.  We’ll open it up for questions.  Leah?

QUESTION AND ANSWER

Operator

Thank you, sir.  The question and answer session will begin at this time.  If you are using a speakerphone, please pick up the handset before pressing the numbers.  Should you have a question, please press star one on your pushbutton telephone, at this time.  If you wish to withdraw your question, please press star two.  Your question will be taken in order it is received.  Please stand by for your first question.  As a reminder ladies and gentlemen, if you do have a question please press star one on your pushbutton telephones at this time.  Our first question comes from Allan Greenberg of CIBC.

Allan Greenberg - CIBC

Hi, good morning.

Gary Cusumano - Newhall Land - President and CEO

Hi, Allan.

Allan Greenberg - CIBC

Hi.  One question on the schedule with the California CPUC, once they lay the schedule out, is that firm once - I mean when do they decide whether or not they need to have hearings?  When is that definitive?

Gary Cusumano - Newhall Land - President and CEO

Let me see if I can kind of summarize how this works.  First of all, they have made a ruling that they do not need hearings on October 3rd and we’re very pleased with that ruling.  So what that says is at least we do not have to go through the hearing process.  However, unfortunately the process does not lay out a very specific dated schedule.  What will happen as we proceed is we’re expecting the Administrative Law Judge to issue what would be called a draft or preliminary ruling, and she could do that any time from now over the next, who knows.   There really is no time limit but we’re expecting hopefully a preliminary draft ruling maybe within the next 30 days. And then both the organizations that are commenting have an opportunity, as well as ourselves, to comment on that preliminary or draft ruling. And then the Administrative Law Judge takes it under submission and she would issue what we would call somewhat, kind of like a final ruling.  Then there’s a period of time in which both parties have an opportunity to comment on her final ruling.  And then it would be scheduled to be heard at the Commission.  And at that time then the Commission would have the opportunity to either act on it, ask for more information, continue it or whatever they so choose.  I know that’s maybe somewhat ambiguous but unfortunately that’s what the process is, Allan.

Allan Greenberg - CIBC

Thank you.

Operator

As a final reminder, should you have a question, please press star 1 on your pushbutton telephone.

Gary Cusumano - Newhall Land - President and CEO

Well Leah?

Operator

Our next question comes from Shelley Weinstein of Oppenheimer.

Shelley Weinstein - Oppenheimer

Hey, good morning, Gary.

Gary Cusumano - Newhall Land - President and CEO

Shelley, how are you?

Shelley Weinstein - Oppenheimer

I’m fine and how are you guys doing?

Gary Cusumano - Newhall Land - President and CEO

Good actually.

Don Kimball - Newhall Land - Vice President and CFO

Hi, Shelley.

Shelley Weinstein - Oppenheimer

Hi, Don.  A very quick question, I haven’t asked one in a long time, is could you just go, say one more time about Ventura  County and what do you see the significance of that, I assume you said withdrawal?

Gary Cusumano - Newhall Land - President and CEO

Shelley, we’re extremely pleased with their decision to withdraw.  There were what we term to be four public agencies involved in the lawsuit when we stated this process.  It was the Attorney General’s office, it was the County of Ventura, it was the City of Fillmore, and United Water and then of course, the environmental groups.  We’re very, very pleased with the fact that we have worked out our differenced with all four public agencies and are now finding ourselves dealing with the three environmental groups. And so we’re very optimistic that that will help us in coming to a positive resolution when this Kern County judge decides to issue his ruling.

Shelley Weinstein - Oppenheimer

Thank you.

Operator

If there are no further questions, I will now turn the conference back to Gary Cusumano.

Gary Cusumano - Newhall Land - President and CEO

Well great.  I appreciate everybody listening in.  Feel free to call if you have any questions.  I can assure you we’re very focused on what I said at the beginning, and that is entitling and delivering our land and ensuring that we move this Lennar LNR opportunity forward as quickly as we can.  Thank you.

Operator

Ladies and gentlemen, this concludes our conference today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END